                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statements on Form S-8 of Ecolab Inc. (Registration Nos. 2-60010; 2-74944; 33-1664; 33-41828;
2-90702; 33-18202; 33-55986; 33-56101; 33-26241; 33-34000; 33-56151; 33-39228;
33-56125; 33-55984; 33-60266; 33-65364; and 33-59431) and the Registration
Statement on Form S-3 of Ecolab Inc. (Registration No. 33-57197) of our report dated January 19, 1996, on our audit of the combined financial statements and schedules of the Henkel-Ecolab Joint-Venture as of November 30, 1995, 1994 and 1993 and for the periods beginning December 1, 1994, 1993 and 1992 and ended November 30, 1995, 1994 and 1993, which report is included in this Annual Report on Form 10-K.


Dusseldorf, Germany
March 22, 1996



KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprufungsgesellschaft




/s/Dr. Kuhr              /s/Haas
Dr. Kuhr                 Haas
Wirtschaftsprufer        Wirtschaftsprufer